Exhibit 5.1

Richard B. Raymer

Direct Dial: 416.595.2681

rraymer@hodgsonruss.com

July 20, 2004

Magic Lantern Group, Inc.

1075 North Service Road West

Suite 27, Oakville, Ontario

Canada L6M 2G2

Ladies and Gentlemen:

Re:       Registration Statement on Form S-3

            Registration No. 13-3016967

                We are have acted as counsel to Magic Lantern Group, Inc. (the "Company") in connection with the preparation and filing of a registration statement by the Company on Form S-3 (Registration No. 13-3016967) under the Securities Act of 1933, as amended, (the "Registration Statement"), which relates to the registration of 10,304,000 shares of Common Stock, par value $0.01, of the Company (collectively the "Common Stock") by the Company (collectively the "Shares") to be issued upon the conversion of a secured three-year term note (the "Note") into shares of the Common Stock and the exercise of a warrant to purchase shares of the Common Stock (the "Warrant") by the selling security holders identified in the prospectus forming a part of the Registration Statement (the "Prospectus").

                1.        The opinion set forth in this letter is based upon (a) our review of (i) the Registration Statement, (ii) the Note, (iii) the Warrant, (iv) the Certificate of Incorporation and the By-Laws of the Company and (v) the records of the corporate proceedings of the Company relating to the authorization for the issuance of the Shares (items (a)(i) through (a)(v) being collectively the "Reviewed Documents") and (b) such review of published sources of law as we have deemed necessary based solely upon our review of the Reviewed Documents.

                2.        We have assumed without any inquiry or other investigation (a) the directors of the Company not having violated any fiduciary or other duty owed by any of them in connection with the authorization of the issuance by the Company of the Shares, (b) the conversion of the Note being in accordance with its terms, (c) the exercise of the Warrant being in accordance with its terms, (d) the issuance of the Shares being in accordance with the requirements of the resolutions of the Board of Directors of the Company authorizing their issuance and in accordance with the requirements of the By-Laws of the Company and (e) the genuineness of each signature on any of the Reviewed Documents, the authenticity of each of the Reviewed Documents submitted to us as an original, the conformity to the original of each of the Reviewed Documents submitted to us as a copy and the authenticity of the original of each of the Reviewed Documents submitted to us as a copy.

                3.        We do not express any opinion concerning any law other than the law of the State of New York.

                4.        The opinion set forth in this letter (a) deals only with the specific legal issue or issues it explicitly addresses and (b) does not address any other matter.

                5.        This letter is given without regard to any change after the date of this letter with respect to any factual or legal matter, and we undertake no obligation to notify you of any such change.

                Subject to the qualifications set forth in this letter, it is our opinion that the Shares have been duly authorized by the Company and, upon the conversion of the Note and the exercise of the Warrant, will be validly issued, fully paid and non-assessable.

                This letter is intended solely for the benefit of the Company with respect to the Registration Statement and, without our express written consent, may not be furnished to or relied upon, referred to or otherwise used by any other party or relied upon, referred to or otherwise used other than in connection with the Registration Statement, except that we consent to the filing of this letter as Exhibit 5.1 to the Registration Statement and to the reference to this letter and us in the Prospectus under the caption "Legal Matters."

Very truly yours,

HODGSON RUSS LLP

By /s/ Richard B. Raymer
Richard B. Raymer